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Exhibit 10.3c

                              EMPLOYMENT AGREEMENT

         This Agreement, executed of this 15th day of August 1998, by and between American Architectural Products Corporation, a Delaware corporation, located at 755 Boardman-Canfield Rd., Bldg. G-West, Boardman, Ohio 44512 ("Company" or "AAPC"), and, Larry Powell, residing at 3390 Rivermont Parkway, Alpharetta, GA 30022-5470 ("Employee").

                                    RECITALS

         A. The Company desires to retain Employee as its Vice President Sales & Marketing, in accordance with the provisions of this Agreement.

         B. Employee desires to act as Company's Vice President Sales & Marketing, in accordance with the provisions of this Agreement.

                                   PROVISIONS

         In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

         1. APPOINTMENT. Company hereby employs Employee to serve as its Vice President Sales & Marketing and to perform such other services and duties as may be determined from time to time by the Chief Executive Officer of the Company in cooperation with the Board of Directors of the Company.

         2. PERFORMANCE. Employee agrees to devote his full time and effort to the


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performance of his duties as an employee of the Company and agrees to do so in accordance with the general policies and general standards of performance in respect to the services performed by him as are determined by the Chief Executive Officer of the Company from time to time while this Agreement is in force. This Agreement shall not be construed as preventing the Employee from engaging in transactions unrelated to his duties as an employee or from making investment of his assets as long as they do not conflict with his employment as provided herein.

         3. TERM. Except in the case of earlier termination as herein specifically provided, the term of this Agreement shall begin as of the 15th day of August,1998, and continue for a period of three (3) years, after which it will continue on an annual basis until one party notifies the other of its termination of this Agreement, in writing, at least ninety (90) days prior to such termination.

         4. COMPENSATION.

         (a) BASE COMPENSATION. For all the services to be rendered by Employee in any capacity hereunder, Company will pay to Employee the sum of $140,000 per year, increasing to $159,500 per year at October 1, 1998, adjusted annually to an amount reasonably agreed to by Employee and the Company, payable in accordance with the Company's normal payroll practices.

         (b) ANNUAL BONUS. In addition to the base compensation provided for in subparagraph ( a), hereof, Company will pay to Employee an annual bonus equal to an amount determined by the Company Board of Directors in the Board's sole discretion. The annual bonus shall be determined by the Company within 75 days following the end of each tax year and shall be paid to Employee no later than the 75th day following the end of each tax year.

         (c) STOCK OPTIONS. Incentive stock options will be provided to Employee in accordance


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         with AAPC's Incentive Stock Option Plan. In addition to the stock options previously granted Employee, Company shall issue Employee 10,000 additional stock options pursuant to the Stock Option Plan with an effective grant date of 7/23/98, which options shall vest pro-rata over five (5) years.

         (d) COUNTRY CLUB MEMBERSHIP. The membership fee and monthly dues for Employee to be a member of Rivermont Country Club located in Alpharetta, GA, shall be paid by the Company.

         5. VACATION. Employee shall be entitled to three (3) weeks paid vacation per year and the weeks of vacation shall not accumulate from year to year.

         6. INSURANCE.

         (a) HEALTH INSURANCE. Employee will be provided with the same medical and dental coverage provided to all regular employees of the Company. Company will pay the cost of that medical and dental coverage for Employee and his immediate family (i.e. spouse and dependent children).

         (b) DISABILITY INSURANCE. Company will also provide and pay the premiums for a long- term disability policy.

         (c) KEY EMPLOYEE LIFE INSURANCE. Company shall provide and pay the premiums on a key employee life insurance policy on the life of Employee to include a $750,000 benefit payable to the Company and a $750,000 benefit payable to Employee's beneficiaries upon his death. The key employee life insurance policy will be effective upon securing such policy from a qualified insurance company and Employee's compliance with policy requirements.


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         7. AUTOMOBILE. During the course of employment, Company will provide a car allowance in the amount of $600.00 per month to Employee.

         8. DISCLOSURE OF INFORMATION. It is understood that during the term of this Agreement, and for a period of three (3) years after the termination of this Agreement, Employee will not disclose any confidential or proprietary information concerning the Company (including, but not limited to, customer lists, prices, contracts, processes, devices, plans, models, supply sources, opportunities for new business, financial and business methods and activities, financial records, trade secrets, business techniques or processes) to any person, corporation, partnership, sole proprietorship, governmental agency, organization, joint venture or other entity. Should Employee violate this provision of this Agreement, Company shall be entitled to an action for injunctive relief as well as monetary damages, and any payments of compensation remaining to be paid to Employee shall terminate and no longer be required to be paid to Employee.

         9. NON-COMPETITION AND NON-SOLICITATION.

         (a) NON-COMPETITION. As an inducement to the Company to engage Employee, Employee covenants with the Company that during the period commencing with the date of this Agreement and for a period two (2) years following the date of termination of this Agreement by Employee pursuant to Paragraph 10(a) or by Company pursuant to Paragraph 10(b) (the "Non-Compete Period"), Employee shall not, individually, or for, on behalf of, or in conjunction with, any other individual, company or other entity or person, directly or indirectly own (in whole or in part), manage, operate, control, be an agent for, participate in, or be connected in any manner with the ownership, management, operation or control of any corporation, partnership, proprietorship or other business entity engaged in a business which is the same as, similar to, or competes with, the


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Company in the fenestration business anywhere in the Continental United States at any time during such Non-Compete Period.

         (b) NON-SOLICITATION; NON-INTERFERENCE. During the period commencing on the date of this Agreement and ending two (2) years after the termination of this Agreement by Employee pursuant to Paragraph 10(a) or Company pursuant to Paragraph 10(b), Employee shall not, directly or indirectly;

             i. solicit customers, business, patronage, or orders for himself or for any person, firm, association, corporation, or other entity engaged in a business that competes with the Company's business, or supervise sales agents or representatives in such sales activities;

             ii. employ or otherwise associate in business with any officer or employee of the Company or its affiliates; or

             iii. induce any officer, employee, or consultant of or to the Company or its affiliates to terminate such relationship.

         (c) TRADE SECRETS AND CONFIDENTIAL INFORMATION. Employee acknowledges that he has had, and during the Term shall continue to have, access to and shall acquire confidential information relating to the business and operations of the Company including, but not limited to, customer lists and records, policy manuals, price lists, business contracts, inventions, proprietary technology and other confidential information relating to any of the Company's products, processes, plans, methods of doing business and special needs of customers of the Company (collectively referred to in this Agreement as the "Confidential Information"). Employee acknowledges that all of the Confidential Information is solely



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         the property of the Company and constitutes trade secrets and confidential information of the Company and, upon termination of this Agreement, his knowledge of the Confidential Information shall enable him to compete with the Company in a manner likely to cause the Company irrevocable harm upon the disclosure of such matters. Employee hereby irrevocably represents, warrants and covenants that during the period commencing on the date of this Agreement and ending three (3) years after the termination of this Agreement by Employee pursuant to Paragraph 10(a) or by the Company pursuant to Paragraph 10(b) he shall
         (i) not disclose, directly or indirectly, any of the Confidential Information to any individual, firm, corporation or other entity, (ii) return all of the Confidential Information in his possession to the Company within five (5) calendar days after the date his engagement is terminated (without retaining copies), and (iii) certify to the Company that he has so complied.

         10. TERMINATION.

         (a) BY EMPLOYEE. Employee may terminate his/her employment relationship for any reason whatsoever and at any time upon giving the Company ninety (90) days written notice of his intent to do so.

         (b) BY THE COMPANY FOR CAUSE. The Company may terminate Employee, for good cause, at any time during the term hereof upon giving Employee ten (10) days written notice of its intent to terminate his service. In the event of such termination, Employee shall not be entitled to any benefits, rights, bonuses or privileges under this Agreement past the day of termination. Good cause shall be defined as the material breach of this Agreement, or the negligent or willful mis-performance or non-performance by Employee of his obligations



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         and/or duties under this Agreement or the fraudulent or criminal acts on the part of Employee which are adverse to the interest of the Company.

         (c) BY COMPANY WITHOUT CAUSE. If the Company terminates Employee at any time during the term hereof without good cause as set forth in subparagraph (b) hereof, Company shall release Employee from restriction contained in Paragraph 9(a) herein and shall pay Employee severance pay calculated by multiplying the number of months remaining on the term of this Agreement by the amount of Employee's then monthly base salary, along with any bonus declared for Employee by the Board of Directors of the Company but not yet paid for the year in which Employee was terminated without cause.

         11. SUCCESSORS. This Agreement shall not be terminated by the voluntary dissolution of the Company or parent, subsidiary or successor of the Company, or merger whereby the Company (or such parent, subsidiary or successor corporation) is not the surviving or resulting corporation or any transfer of substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, the provisions of this Agreement shall inure to the benefit of the entity to which assets shall be transferred.

         12. PERSONAL SERVICES. The services of the Employee are of a personal nature to Company and may not be assigned or transferred by Employee to any other person, firm, corporation, or other entity without the prior, express, and written consent of Company which may be arbitrarily withheld.

         13. NOTICES. All notices, demands and other communications to be given or delivered pursuant to this Agreement shall be in writing and shall be deemed to have been given after (a) personal delivery or (b) upon transmission by telecopier, or facsimile or (c) three (3) days from


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deposit in the mails registered or certified mail, return receipt requested, and postage prepaid to the party to whom notice is to be given, in any case at the following address:

         If to Employee:     Larry Powell
                             3390 Rivermont Parkway
                             Alpharetta, GA 30022-5470

         If to the Company:  American Architectural Products Corp.
                             Attn: Chief Executive Officer
                             755 Boardman-Canfield Rd., Bldg. G-West
                             Boardman, OH   44512

         With a Copy To:     American Architectural Products Corp.
                             Attn: Jonathan K. Schoenike
                             755 Boardman-Canfield Rd. - Bldg. G-West
                             Boardman, OH   44512

         14. GOVERNING LAW. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Ohio.

         15. ENTIRE AGREEMENT. This Agreement shall constitute the entire Agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

         16. MODIFICATION. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

         17. NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any


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such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

         18. PROFESSIONAL FEES. In the event that any action is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that either party may be called on to pay, a reasonable sum for the successful party's professional fees.

         19. EFFECT OF PARTIAL INVALIDITY. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provisions.

         20. PARAGRAPH HEADINGS. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

         21. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and permitted assigns of the respective parties hereto.

         IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date first indicated herein.

                                      AMERICAN ARCHITECTURAL
                                      PRODUCTS CORPORATION


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                                      By /s/ Frank J. Amedia
                                         ----------------------------
                                      Frank J. Amedia

                                      Its Chief Executive Officer






                                      /s/ Larry Powell
                                      --------------------------------
                                      Larry Powell "Employee"













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